Exhibit 99.1

Foresight Energy LP Announces Third Quarter 2015 Results

Third Quarter 2015 Highlights:

•	Production of 4.9 million tons
•	Sales volumes of 5.7 million tons resulting in total revenues of $253.1 million and Adjusted EBITDA of $91.1 million
•	Disciplined capital spending resulting in $14.4 million spent during the quarter
•	Increased 2016 committed position to 19.5 million tons
•	Announced quarterly cash distribution of $0.17 per common unit

ST. LOUIS, Missouri—(BUSINESS WIRE)—October 29, 2015—Foresight Energy LP (NYSE: FELP) today reported sales volumes of 5.7 million tons, total revenues of $253.1 million and Adjusted EBITDA of $91.1 million for the three months ended September 30, 2015.  Net income attributable to limited partner units amounted to $8.1 million, or $0.06 per unit, which includes transition and reorganization costs of $5.0 million, or $0.04 per unit, related to the transaction with Murray Energy Corporation.

“The third quarter was significant for Foresight as we realized Adjusted EBITDA of $91.1 million in this very difficult coal environment," said Robert D. Moore, Foresight’s President and Chief Executive Officer. "We continue to make progress on the integration of Foresight and Murray’s operations and are evaluating additional synergy opportunities.  Further, during the quarter we were able to increase our 2016 committed position to 19.5 million tons.”

Foresight also announced that the Board of Directors of its General Partner reduced its quarterly cash distribution to $0.17 per unit for common unitholders, while suspending its distribution on all subordinated units.

The Board of Directors’ decision to reduce the distribution reflects the difficult business environment for coal including, but not limited to, oversupply in virtually all domestic and international basins, intense competition from natural gas, and soft domestic utility demand.  “The decision to cut the distribution reflects the Board’s disciplined long-term approach to creating value for unitholders and will allow Foresight to prudently manage its liquidity during this uncertain period,” said Christoper Cline, Founder and Chairman of the Board of Directors.  “As the low-cost provider and most productive underground coal mining company, we believe Foresight is better positioned to navigate this difficult period in the coal markets.”

The distribution is payable on November 25, 2015 for common unitholders of record on November 13, 2015.  According to the Partnership Agreement, the distribution to the common unitholders below the minimum quarterly distribution will result in an arrearage of $0.1675 per unit.  Such arrearage will carry forward to future quarters and must be paid to common unitholders before Foresight can make any distributions from operating surplus to the subordinated unitholder.  The subordinated units do not accrue arrearages.

Consolidated Financial Results

Three Months Ended September 30, 2015 Compared to Three Months Ended September 30, 2014

Total revenues were $253.1 million for the third quarter of 2015 compared to $300.0 million for the third quarter of 2014.  Coal sales revenue decreased $48.8 million from the third quarter of 2014 due to a decline in coal sales realization per ton sold and a 5.2% decline in sales volumes.  The decline in coal sales realization was due to a decrease in realization per ton on both domestic and international sales driven by weak coal market conditions as well as a lower mix of international shipments. Increased domestic shipments during the current year period partially offset the 0.7 million ton decrease in sales volumes to international markets from the year ago period.  Total revenues for the third quarter of 2015 were favorably impacted by $1.9 million of other revenues related to the drop-down transactions completed with Murray Energy during the second quarter of 2015.

Cost of coal produced was $128.1 million for the third quarter of 2015 compared to $123.5 million for the third quarter of 2014.  The increase of $4.7 million from the third quarter of 2014 was driven by a $2.38 per ton increase in the cash cost per ton sold offset by a 7.0% decrease in sales volumes.  The increase in cash cost per ton sold during the current quarter was principally driven by the continued production outage at Hillsboro resulting from the combustion event at that operation and higher operating costs at Williamson.  Partially offsetting the higher operating costs was the realization of synergies resulting from the Murray Energy transaction.  While production was negatively impacted by the Hillsboro production outage, Foresight was able to satisfy all sales commitments during this period.

Transportation expense in the third quarter of 2015 declined by $20.0 million, compared to the third quarter 2014, to $34.4 million.  The $3.02 per ton decline from the prior year period was the result of fewer tons sold into the international market.

Depreciation, depletion and amortization expense was $54.2 million for the third quarter of 2015 compared to $46.6 million for the third quarter of 2014.  The increase of $7.6 million was primarily due to the reduction of inventory in the current year period that resulted in the recognition of depreciation, depletion and amortization that was capitalized into inventory.

Selling, general and administrative expenses were $4.8 million for the third quarter of 2015 compared to $6.4 million for the third quarter of 2014.  The decrease of $1.6 million was primarily due to synergies from the Murray Energy transaction as a substantial portion of our general and administrative costs are now subject to a fixed quarterly fee of $3.5 million under the management services agreement with Murray Energy.

Transition and reorganization costs were $5.0 million for the third quarter of 2015.  As part of the Murray Energy transaction, Foresight entered into a management services agreement with Murray Energy with the intent of optimizing and reorganizing certain corporate administrative functions and generating synergies between the two companies through the elimination of redundant headcount and duplicate general and administrative costs.  The costs for the current period are comprised of retention compensation to certain employees during the transition period and termination benefits to employees whose positions were replaced during the current period by Murray Energy employees under the management services agreement.  Included in these costs were $2.3 million of cash costs paid by Foresight Reserves, the controlling member of its general partner, which were recorded as capital contributions, $1.3 million of equity-based compensation for the accelerated vesting of certain equity awards and various other one-time charges related to the transaction.

Foresight recorded a gain on its commodity derivative contracts of $17.5 million for the third quarter of 2015 compared to a $19.0 million gain for the third quarter of 2014.  The gains recorded during both periods were primarily due to a decrease in the API 2 coal index forward curve relative to prior periods.  For the current quarter, Foresight realized a net gain of $10.9 million on commodity derivative contracts, as compared to a realized net gain of $3.0 million in the prior year period.

Adjusted EBITDA was $91.1 million for the third quarter of 2015 compared to $106.0 million for the third quarter of 2014.  The decrease from the prior year quarter was due to lower coal sales volumes, lower realized prices and higher cash costs during the current year period partially offset by realized gains on commodity derivative contracts and lower selling, general and administrative costs driven by synergies with Murray Energy.

Liquidity and Financing

As of September 30, 2015, Foresight had $191.0 million of liquidity, comprised of $25.0 million in cash and $166.0 million of availability under its revolving credit facility.  Using cash savings from the announced reduction in distributions, Foresight expects to improve liquidity and enhance its leverage.

Outlook

Foresight has updated its full-year earnings outlook to reflect results to date and to take into account year-to-date performance and the continued decline in the coal markets.  Foresight’s focus continues to be on delivering value to investors by reducing overhead costs and identifying ways to streamline operations, further improving its cost structure.  Considering the items mentioned above, Foresight is adjusting the previously issued fiscal year 2015 guidance for its operating and investment activities.

“In reaction to the current market conditions and taking into account the impact of synergies resulting from the transaction with Murray Energy, we are updating our guidance for 2015,” said Mr. Moore.

Sales Volumes – Guidance for sales volumes is reduced to 21.5 to 22.0 million tons from the previous range, which was between 22.5 and 23.2 million tons.

Adjusted EBITDA – As a result of a slight decrease in expected sales volumes, Foresight is tightening its Adjusted EBITDA guidance to a range of $375 to $385 million from the previous range of $385 to $400 million.

Capital Expenditures – Given the reduction in spending versus budget  year-to-date, Foresight is reducing its capital expenditures guidance to be $90 to $100 million, including maintenance capital estimates of $70 to $75 million.  The previous range was $105 to $110 million for total capital and $70 to $80 million for maintenance capital.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. These statements contain words such as “possible,” “intend,” “will,” “if” and “expect” and can be impacted by numerous factors, including risks relating to the securities markets, the impact of adverse market conditions affecting business of the Partnership, adverse changes in laws including with respect to tax and regulatory matters and other risks. There can be no assurance that actual results will not differ from those expected by management of the Partnership. The Partnership undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which the Partnership becomes aware of, after the date hereof.

 Non-GAAP Financial Measures

Adjusted EBITDA and distributable cash flow (“DCF”) are non-GAAP supplemental financial measures that management and external users of the Partnership’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	the Partnership’s operating performance as compared to other publicly traded partnerships, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

•	the ability of the Partnership’s assets to generate sufficient cash flow to make distributions to its unitholders;

•	the Partnership’s ability to incur and service debt and fund capital expenditures; and
•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various expansion and growth opportunities.

We define Adjusted EBITDA as net income (loss) attributable to controlling interests before interest, income taxes, depreciation, depletion, amortization and accretion. Adjusted EBITDA is also adjusted for equity-based compensation, unrealized gains or losses on derivatives, early debt extinguishment costs and material nonrecurring or other items which may not reflect the trend of future results. We define DCF as Adjusted EBITDA less cash interest expense, net and estimated maintenance capital expenditures, plus returns on our direct financing lease and contractual override arrangements.

We believe that the presentation of Adjusted EBITDA and DCF provides useful information to investors in assessing the Partnership’s financial condition and results of operations. Adjusted EBITDA and DCF should not be considered alternatives to net income, operating income, or any other measure of financial performance presented in accordance with U.S. GAAP, nor should Adjusted EBITDA and DCF be considered alternatives to operating surplus, adjusted operating surplus or other definitions in the Partnership’s partnership agreement. Adjusted EBITDA and DCF have important limitations as analytical tools because they exclude some but not all items that affect net income.  Additionally, because Adjusted EBITDA and DCF may be defined differently by other companies in the industry, and the Partnership’s definition of Adjusted EBITDA and DCF may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. For a reconciliation of these non-U.S. GAAP measures to their most directly comparable U.S. GAAP financial measure, please see the table below.

This press release references forward-looking estimates of Adjusted EBITDA projected to be generated by the Partnership during 2015. A reconciliation of estimated 2015 Adjusted EBITDA to U.S. GAAP net income is not provided because U.S. GAAP net income for the projection period is not assessable. The Partnership’s net income is affected by unrealized gains and losses on commodity derivative contracts, which are not assessable at this time because they will be a function of prevailing market prices for coal in the future. The amount of such gains and losses could be significant, such that the amount of additional net income would vary substantially from the amount of projected Adjusted EBITDA.

About Foresight Energy LP

Foresight Energy LP is a leading producer and marketer of thermal coal controlling over 3 billion tons of coal reserves in the Illinois Basin. Foresight currently operates four mining complexes (Williamson, Sugar Camp, Hillsboro and Macoupin), with four longwall systems, and the Sitran river terminal on the Ohio River.   Foresight’s operations are strategically located near multiple rail and river transportation access points, providing transportation cost certainty and flexibility to direct shipments to the domestic and international markets.

Contact

Oscar A. Martinez

Senior Vice President & Chief Financial Officer

(314) 932-6152

Investor.relations@foresight.com

Foresight Energy LP

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(In Thousands, Except per Unit Data)
Revenues
Coal sales	$251,125	$299,964	$739,940	$809,364
Other revenues	1,941	—	3,263	—
Total revenues	253,066	299,964	743,203	809,364

Costs and expenses:
Cost of coal produced (excluding depreciation, depletion and amortization)	128,195	123,535	360,769	323,064
Cost of coal purchased	5,055	11,940	7,063	12,672
Transportation	34,377	54,454	127,757	161,188
Depreciation, depletion and amortization	54,152	46,638	145,701	123,944
Accretion on asset retirement obligations	567	405	1,700	1,215
Selling, general and administrative	4,761	6,401	25,285	26,634
Transition and reorganization costs	5,037	—	17,288	—
Gain on commodity derivative contracts	(17,541)	(18,990)	(40,703)	(41,419)
Other operating loss (income), net	384	859	(13,872)	(1,460)
Operating income	38,079	74,722	112,215	203,526
Other expenses:
Loss on early extinguishment of debt	—	—	—	4,979
Interest expense, net	29,891	28,202	86,591	88,156
Net income	8,188	46,520	25,624	110,391
Less: net income attributable to noncontrolling interests	118	804	652	2,819
Net income attributable to controlling interests	8,070	45,716	24,972	107,572
Less: net income attributable to predecessor equity	—	350	23	66,436
Net income attributable to limited partner units	$8,070	$45,366	$24,949	$41,136

Net income subsequent to initial public offering available to limited partner units - basic and diluted:
Common units	$4,041	$22,691	$12,486	$20,619
Subordinated units	$4,029	$22,675	$12,463	$20,517

Net income subsequent to initial public offering per limited partner unit - basic and diluted:
Common units	$0.06	$0.35	$0.19	$0.32
Subordinated units	$0.06	$0.35	$0.19	$0.32

Weighted average limited partner units outstanding - basic and diluted:
Common units	65,156	64,786	65,067	64,786
Subordinated units	64,955	64,739	64,927	64,739

Foresight Energy LP

Unaudited Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2015	2014
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$24,993	$26,509
Accounts receivable	58,235	80,911
Due from affiliates	18,596	532
Financing receivables - affiliate	2,638	-
Inventories	89,104	92,075
Prepaid expenses	6,354	2,157
Prepaid royalties	3,957	8,380
Deferred longwall costs	26,012	23,224
Coal derivative assets	29,581	36,080
Other current assets	262	6,302
Total current assets	259,732	276,170
Property, plant, equipment and development, net	1,454,518	1,522,488
Due from affiliates	2,691	—
Financing receivables - affiliate	70,831	—
Prepaid royalties	66,210	59,967
Coal derivative assets	24,026	24,957
Other assets	29,415	32,070
Total assets	$1,907,423	$1,915,652
Liabilities and partners’ capital
Current liabilities:
Current portion of long-term debt and capital lease obligations	$94,567	$44,143
Accrued interest	10,685	25,136
Accounts payable	38,581	60,206
Accrued expenses and other current liabilities	35,427	37,820
Due to affiliates	6,481	15,107
Total current liabilities	185,741	182,412
Long-term debt and capital lease obligations	1,401,080	1,316,528
Sale-leaseback financing arrangements – affiliate	193,434	193,434
Asset retirement obligations	31,878	31,373
Other long-term liabilities	6,131	5,508
Total liabilities	1,818,264	1,729,255
Limited partners' capital (deficit):
Common unitholders (65,191 and 64,831 units outstanding as of September 30, 2015 and December 31, 2014, respectively)	221,446	238,925
Subordinated unitholders (64,955 and 64,739 units outstanding as of September 30, 2015 and December 31, 2014, respectively)	(130,569)	(111,169)
Total limited partners' capital	90,877	127,756
Predecessor equity	—	50,710
Noncontrolling interests	(1,718)	7,931
Total partners' capital	89,159	186,397
Total liabilities and partners' capital	$1,907,423	$1,915,652

Foresight Energy LP

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	September 30,
	2015	2014
	(In Thousands)
Cash flows from operating activities
Net income	$25,624	$110,391
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	145,701	123,944
Equity-based compensation	12,897	3,257
Unrealized losses (gains) on commodity derivative contracts and cumulative prior unrealized gains realized during the period	10,853	(33,711)
Realized gains on commodity derivative contracts included in investing activities	(19,073)	—
Transition and reorganization expenses paid by Foresight Reserves LP (affiliate)	8,031	—
Noncash loss on early extinguishment of debt	—	4,681
Other	6,822	7,546
Changes in operating assets and liabilities:
Accounts receivable	22,676	(33,655)
Due from/to affiliates, net	(25,406)	6,013
Inventories	(3,806)	(18,929)
Prepaid expenses and other current assets	2,265	(10,485)
Prepaid royalties	(1,820)	(3,443)
Commodity derivative contract assets and liabilities, net	(2,447)	(1,439)
Accounts payable	(21,625)	19,634
Accrued interest	(14,451)	(10,667)
Accrued expenses and other current liabilities	(4,085)	5,164
Other	(2,390)	(650)
Net cash provided by operating activities	139,766	167,651
Cash flows from investing activities
Investment in property, plant, equipment and development	(69,502)	(173,946)
Investment in financing arrangements with Murray Energy (affiliate)	(75,000)	—
Settlement of certain commodity derivative contracts	19,073	—
Return of investment on financing arrangements with Murray Energy (affiliate)	1,112	—
Acquisition of an affiliate	—	(3,822)
Proceeds from sale of equipment	—	1,619
Net cash used in investing activities	(124,317)	(176,149)
Cash flows from financing activities
Net increase in borrowings under revolving credit facility	58,000	83,500
Net increase in borrowings under A/R securitization program	50,000	—
Proceeds from other long-term debt	59,325	29,719
Payments on other long-term debt and capital lease obligations	(33,274)	(297,908)
Payments on short-term debt	(2,010)
Distributions paid	(144,748)	(124,267)
Proceeds from issuance of common units (net of underwriters' discount)	—	329,875
Initial public offering costs paid (other than underwriters' discount)	—	(6,976)
Debt issuance costs paid	(2,751)	(297)
Other	(1,507)	(551)
Net cash (used in) provided by financing activities	(16,965)	13,095
Net (decrease) increase in cash and cash equivalents	(1,516)	4,597
Cash and cash equivalents, beginning of period	26,509	24,787
Cash and cash equivalents, end of period	$24,993	$29,384

Supplemental information and disclosures of non-cash financing activities:
Interest paid, net of amounts capitalized	$96,050	$93,437
Non-cash distribution	$—	$12,187
Non-cash capital contribution from Foresight Reserves LP (affiliate)	$10,507	$—
Short-term insurance financing	$2,809	$—

Reconciliation of U.S. GAAP Net Income (Loss) Attributable to Controlling Interests to Adjusted EBITDA and DCF:

	Three Months Ended			Nine Months Ended
	September 30, 2015	September 30, 2014	June 30, 2015	September 30, 2015	September 30, 2014
	(In Thousands)
Net income (loss) attributable to controlling interests	$8,070	$45,716	$(25,403)	$24,972	$107,572
Interest expense, net	29,891	28,202	29,359	86,591	88,156
Depreciation, depletion and amortization	54,152	46,638	52,731	145,701	123,944
Accretion on asset retirement obligations	567	405	567	1,700	1,215
Transition and reorganization costs(1)	3,784	—	12,251	13,388	—
Loss on early extinguishment of debt	—	—	—	—	4,979
Equity-based compensation(1)	1,258	1,077	759	12,897	3,257
Unrealized (gain) loss on commodity derivative contracts and prior cumulative unrealized gains realized during the period	(6,616)	(16,001)	33,252	10,853	(33,711)
Adjusted EBITDA	91,106	106,037	103,516	296,102	$295,412

Less: estimated maintenance capital expenditures(2)	(17,000)	(19,300)	(18,000)	(54,300)
Less: cash interest expense, net(3)	(28,154)	(28,760)	(27,731)	(81,598)
Add: return of investment on financing arrangements(4)	628	—	903	1,531
Distributable cash flow	$46,580	$57,977	$58,688	$161,735

(1) - Equity-based compensation of $1,253 and $3,900 was recorded in transition and reorganization costs for the three and nine months ended September 30, 2015, respectively, and $2,647 for the three months ended June 30, 2015.

(2) - Amount represents the average estimated quarterly maintenance capital expenditures required to maintain our assets over the long-term.

(3) - Cash interest expense is calculated as U.S. GAAP interest expense for the period excluding the amortization expense recorded during the period for deferred debt issuance costs and debt discounts.

(4) - Return of investment on financing arrangements represents the scheduled principal repayments under the overriding royalty financing arrangement and direct financing lease with Murray Energy.

Operating Metrics
	Three Months Ended			Nine Months Ended
	September 30, 2015	September 30, 2014	June 30, 2015	September 30, 2015	September 30, 2014
	(In Thousands, Except Per Ton Data)

Produced tons sold	5,588	6,008	5,589	16,278	15,859
Purchased tons sold	120	13	42	162	294
Total tons sold	5,708	6,021	5,631	16,440	16,153

Tons produced	4,884	6,218	4,700	16,193	16,856

Coal sales realization per ton sold(1)	$44.00	$49.82	$44.38	$45.01	$50.11
Cash cost per ton sold(2)	$22.94	$20.56	$21.83	$22.16	$20.37
Netback to mine realization per ton sold(3)	$37.97	$40.78	$36.21	$37.24	$40.13

(1) - Coal sales realization per ton sold is defined as coal sales divided by total tons sold.
(2) - Cash cost per ton sold is defined as cost of coal produced (excluding depreciation, depletion and amortization) divided by produced tons sold.
(3) - Netback to mine realization per ton sold is defined as coal sales less transportation expense divided by tons sold.